EXHIBIT 10.1

Amendment No. 1 to

GMX RESOURCES INC.

AMENDED AND RESTATED 2008 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”), dated effective as of March 14, 2012, to GMX Resources Inc. Amended and Restated 2008 Long-Term Incentive Plan (as effective on the date hereof, the “Plan”), as approved by the Board of Directors of GMX Resources, Inc. (the “Company”), is hereby adopted by the Company.

WITNESSETH

WHEREAS, the Company maintains the Plan; and

WHEREAS, subject to certain limitations, Section 11.1 of the Plan gives the Committee the authority to amend the Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan to add Section 3.6 to prohibit the repricing of Options (as defined in the Plan) or SARs (as defined in the Plan) without shareholder approval; and

WHEREAS, the Company desires to make the following amendment to the Plan effective.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The Plan is hereby amended to add the following Section 3.6:

Section 3.6. No Repricing of Options or SARs. The Committee shall have no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the Plan, whether through amendment, cancellation and exchange for cash or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment

Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.